Exhibit 10.10

AMENDMENT TO OMEGA HEALTHCARE INVESTORS, INC.

2013 STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan (the “Plan”) is made effective March 31, 2015, by Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”).

INTRODUCTION

The Company maintains the Plan under a plan document effective June 6, 2013. The Company now desires to amend the Plan to allow for the issuance of other forms of awards that are determined by reference to or relate to shares of common stock of the Company, including without limitation, interests in Omega Healthcare Properties Limited Partnership, a limited partnership that is controlled by the Company.

NOW, THEREFORE, the Company hereby amends the Plan, effective March 31, 2015, as follows:

1.         By revising Section 1.1(b) to read as follows:

“(b)      ‘Award’ means, individually and collectively, Deferred Restricted Stock Units, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Awards, Restricted Stock Units, Stock Appreciation Rights, Stock Awards and Other Stock-Based Awards.”

2.         By adding a new Section 1(s1) immediately after Section 1(s) to read as follows:

“(s1)     ‘Partnership’ means Omega Healthcare Properties Limited Partnership, a limited partnership that is controlled by the Company.”

3.         By adding a new Section 1(q1) immediately after Section 1(q) as follows:

“(q1)    ‘Other Stock-Based Award’ means a right or other interest, including but not limited to Units, granted to a Participant that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock.”

4.         By adding a new Section 1(ee) to read as follows:

“(ee)     ‘Unit’ means a unit of limited partnership interest (which may include a profits interest within the meaning of the Code and rules, regulations and procedures promulgated pursuant thereto (an ‘LTIP Unit’) of the Partnership.”

5.         By adding the following to the end of Section 2.3:

“Notwithstanding the foregoing, the Board of Directors may authorize one or more members of the Board of Directors (other than the Compensation Committee of the Board of Directors) to act as a special administrative committee with the power to make grants under the Plan with respect to employees of the Company or its Affiliates who are not executive officers of the Company, subject to any limitations on the number or amount of Awards and any other terms and conditions provided in resolutions adopted from time to time by the Board of Directors authorizing such special administrative committee to act. Any references in the Plan to the “Committee” shall be deemed to be references to the special administrative committee to the extent required to give effect to the foregoing sentence and the terms and conditions of the resolutions adopted from time to time by the Board of Directors authorizing such special administrative committee to act.”

6.         By adding a new Section 3.8A immediately after Section 3.8 to read as follows:

“3.8A  Terms and Conditions of Other Stock-Based Awards. At the time of grant of Other Stock-Based Awards, the Committee will determine the factors which will govern the amount of an Other Stock-Based Award and the form in which it is denominated, which may include Units, including at the discretion of the Committee any performance, time-based or other criteria that must be satisfied as a condition of vesting or payment. The Committee may provide for an alternative specified amount, percentage or multiple under specified conditions. The Committee may require that Other Stock-Based Awards that are denominated in Units be subject to restrictions imposed by the operating agreement of the Partnership that are not inconsistent with the Plan.

(a)        Payment.   Payment in respect of an Other Stock-Based Award shall be made in the form specified by the Committee, which in the case of an Other Stock-Based Award that is denominated in LTIP Units, may if so determined by the Committee, include upon or following vesting, another form of Units. The Committee may also specify terms and conditions under which Other Stock-Based Awards (or the proceeds thereof) are payable in or may be surrendered for shares of Stock, in which case the Committee will establish upon grant of the Other Stock-Based Award a maximum number of shares of Stock or a formula for determining the number of shares of Stock which may be issued.

(b)        Conditions to Payment.   Each Other Stock-Based Award granted under the Plan shall be payable at such time or times or on the occurrence of such event or events, and in such amounts as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grants of an Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which the Other Stock-Based Award may be paid in whole or in part, subject to compliance with or exemption from Code Section 409A.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

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IN WITNESS WHEREOF, the Company has executed this Amendment effective as of the date first set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett

Title:	President and Chief Executive Officer

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